UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

JD.com, Inc.
(Name of Issuer)

Class A Ordinary Shares, par value $0.00002[1]
(Title of Class of Securities)

G9124W104
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[_]  Rule 13d-1(b)

[_]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

__________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1 The Reporting Persons hold American Depositary Shares, which may be exchanged for Class A Ordinary Shares, par value $0.00002, at a 1:2 ratio.

CUSIP No	G9124W104

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Private Investment Partners V, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	G9124W104

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Performance V, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No	G9124W104

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global PIP Management V, Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No	G9124W104

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Five 360 Holdings

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No	G9124W104

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global 360buy Holdings

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Mauritius

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

0

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No	G9124W104

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Tiger Global Management, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

119,230,990

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

119,230,990

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

119,230,990[2]

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.0%[2]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO, IA

2 Represented by 59,615,495 American Depositary Shares, which may be exchanged for Class A Ordinary Shares, par value $0.00002, at a 1:2 ratio.

CUSIP No	G9124W104

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Charles P. Coleman III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

119,230,990

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

119,230,990

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

119,230,990[3]

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.0%[3]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

3 Represented by 59,615,495 American Depositary Shares, which may be exchanged for Class A Ordinary Shares, par value $0.00002, at a 1:2 ratio.

CUSIP No	G9124W104

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Lee Fixel

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

119,230,990

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

119,230,990

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

119,230,990[4]

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.0%[4]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

4 Represented by 59,615,495 American Depositary Shares, which may be exchanged for Class A Ordinary Shares, par value $0.00002, at a 1:2 ratio.

CUSIP No	G9124W104

1.	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Scott Shleifer

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) [_]
(b) [X]
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

119,230,990

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

119,230,990

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

119,230,990[5]

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
[_]
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.0%[5]

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN, HC

5 Represented by 59,615,495 American Depositary Shares, which may be exchanged for Class A Ordinary Shares, par value $0.00002, at a 1:2 ratio.

CUSIP No		G9124W104
Item 1.	(a).	Name of Issuer:

JD.com, Inc.

(b).	Address of Issuer's Principal Executive Offices:

10th Floor Building A, North Star Century Center No. 8 Beichen West Street Chaoyang District, Beijing 100101 The People's Republic of China

Item 2.	(a).	Name of Person Filing:

Tiger Global Private Investment Partners V, L.P.
Tiger Global PIP Performance V, L.P.
Tiger Global PIP Management V, Ltd.
Tiger Global Five 360 Holdings
Tiger Global 360buy Holdings
Tiger Global Management, LLC
Charles P. Coleman III
Lee Fixel
Scott Shleifer

(b).	Address of Principal Business Office, or if None, Residence:

Tiger Global Private Investment Partners V, L.P.
Tiger Global PIP Performance V, L.P.
Tiger Global PIP Management V, Ltd.
c/o Campbells Corporate Services Limited
P.O. Box 268
Floor 4 Willow House
Cricket Square
Grand Cayman KY1-1104
Cayman Islands

Tiger Global Five 360 Holdings
Tiger Global 360buy Holdings
c/o Tiger Global Mauritius Office
Twenty Seven, Cybercity
Ebene, Mauritius

Tiger Global Management, LLC
9 West 57th Street
35th Floor
New York, New York 10019

Charles P. Coleman III
c/o Tiger Global Management, LLC
9 West 57th Street
35th Floor
New York, New York 10019

Lee Fixel
c/o Tiger Global Management, LLC
9 West 57th Street
35th Floor
New York, New York 10019

Scott Shleifer
c/o Tiger Global Management, LLC
9 West 57th Street
35th Floor
New York, New York 10019

(c).
Citizenship:

Tiger Global Private Investment Partners V, L.P. – Cayman Islands limited partnership
Tiger Global PIP Performance V, L.P. – Cayman Islands limited partnership
Tiger Global PIP Management V, Ltd. – Cayman Islands exempted company
Tiger Global Five 360 Holdings– Mauritius company
Tiger Global 360buy Holdings– Mauritius company
Tiger Global Management, LLC– Delaware limited liability company
Charles P. Coleman III– United States citizen
Lee Fixel– United States citizen
Scott Shleifer– United States citizen

(d).	Title of Class of Securities:

Class A Ordinary Shares, par value $0.00002

(e).	CUSIP Number:

G9124W104

Item 3.	If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a

(a)	[_]	Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

(b)	[_]	Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

(c)	[_]	Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

(d)	[_]	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[_]	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	[_]	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	[_]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	[_]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)	[_]	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[_]	Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.[6]

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

0 shares deemed beneficially owned by Tiger Global Private Investment Partners V, L.P.
0 shares deemed beneficially owned by Tiger Global PIP Performance V, L.P.
0 shares deemed beneficially owned by Tiger Global PIP Management V, Ltd.
0 shares deemed beneficially owned by Tiger Global Five 360 Holdings
0 shares deemed beneficially owned by Tiger Global 360buy Holdings
119,230,990 shares deemed beneficially owned by Tiger Global Management, LLC
119,230,990 shares deemed beneficially owned by Charles P. Coleman III
119,230,990 shares deemed beneficially owned by Lee Fixel
119,230,990 shares deemed beneficially owned by Scott Shleifer

6 Represented by American Depositary Shares.  Each American Depositary Share represents two Class A Ordinary Share, par value $0.00002.

(b)	Percent of class:

0% deemed beneficially owned by Tiger Global Private Investment Partners V, L.P.
0% deemed beneficially owned by Tiger Global PIP Performance V, L.P.
0% deemed beneficially owned by Tiger Global PIP Management V, Ltd.
0% deemed beneficially owned by Tiger Global Five 360 Holdings
0% deemed beneficially owned by Tiger Global 360buy Holdings
4.0% deemed beneficially owned by Tiger Global Management, LLC
4.0% deemed beneficially owned by Charles P. Coleman III
4.0% deemed beneficially owned by Lee Fixel
4.0% deemed beneficially owned by Scott Shleifer

(c)	Number of shares as to which Tiger Global Private Investment Partners V, L.P. has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	0

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	0

	Number of shares as to which Tiger Global Tiger Global PIP Performance V, L.P. has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	0

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	0

	Number of shares as to which Tiger Global PIP Management V, Ltd. has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	0

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	0

	Number of shares as to which Tiger Global Five 360 Holdings has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	0

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	0

	Number of shares as to which Tiger Global 360buy Holdings has:

	(i)	Sole power to vote or to direct the vote	0

	(ii)	Shared power to vote or to direct the vote	0

	(iii)	Sole power to dispose or to direct the disposition of	0

	(iv)	Shared power to dispose or to direct the disposition of	0

Number of shares as to which Tiger Global Management, LLC has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	119,230,990

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	119,230,990

Number of shares as to which Charles P. Coleman III has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	119,230,990

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	119,230,990

Number of shares as to which Lee Fixel has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	119,230,990

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	119,230,990

Number of shares as to which Scott Shleifer has:

(i)	Sole power to vote or to direct the vote	0

(ii)	Shared power to vote or to direct the vote	119,230,990

(iii)	Sole power to dispose or to direct the disposition of	0

(iv)	Shared power to dispose or to direct the disposition of	119,230,990

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified.  A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary.  If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

N/A

Item 8.	Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group.  If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

N/A

Item 9.	Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.  See Item 5.

N/A

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 16, 2016
(Date)

Tiger Global Private Investment Partners V, L.P. By Tiger Global PIP Performance V, L.P. Its General Partner By Tiger Global PIP Management V, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance V, L.P. By Tiger Global PIP Management V, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Five 360 Holdings	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global 360buy Holdings	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Management, LLC	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Charles P. Coleman III	/s/ Charles P. Coleman III Signature

Lee Fixel Scott Shleifer	/s/ Lee Fixel Signature /s/ Scott Shleifer Signature

Exhibit A
AGREEMENT
The undersigned agree that this Schedule 13G Amendment dated February 16, 2016 relating to the Class A Ordinary Shares, par value $0.0002 of JD.com, Inc. shall be filed on behalf of the undersigned.

Tiger Global Private Investment Partners V, L.P. By Tiger Global PIP Performance V, L.P. Its General Partner By Tiger Global PIP Management V, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global PIP Performance V, L.P. By Tiger Global PIP Management V, Ltd. Its General Partner	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Five 360 Holdings	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global 360buy Holdings	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer
Tiger Global Management, LLC	/s/ Anil L. Crasto Signature Anil L. Crasto Chief Operating Officer

Charles P. Coleman III	/s/ Charles P. Coleman III Signature

Lee Fixel Scott Shleifer	/s/ Lee Fixel Signature /s/ Scott Shleifer Signature

SK 03559 0004 7027389